Exhibit 99.1

TriNet Announces Second Quarter Fiscal 2015 Results

22% Growth in Total Revenues

17% Increase in Worksite Employees (WSEs), to approximately 302,000

SAN LEANDRO, Calif. — August 3, 2015 — TriNet Group, Inc. (NYSE: TNET), a leading provider of a comprehensive human resources solution for small to medium-sized businesses, today announced financial results for the second quarter ended June 30, 2015.

Selected second quarter results include:

•

Total revenues increased 22% to $640.0 million, while Net Service Revenues decreased 2% to $122.0 million compared to the same period last year, due primarily to unexpected large medical claims during the quarter.

•	Total WSEs at June 30, 2015 increased 17% from June 30, 2014, to approximately 302,000.
•	Net loss was $1.3 million, or $0.02 per diluted share, compared to net income of $6.2 million, or $0.09 per diluted share, in the same period last year.
•

Adjusted Net Income was $10.5 million, or $0.14 per diluted share on a pro forma basis, compared to Adjusted Net Income of $17.4 million, or $0.24 per diluted share on a pro forma basis, in the same period last year.

•	Adjusted EBITDA was $24.7 million, a 37% decrease from the same period last year.

“We delivered double digit growth in our WSE base and professional service revenues during the second quarter, as our bundled HR product offering continues to resonate with a wide range of companies across our target verticals,” said Burton M. Goldfield, TriNet’s President and CEO.  “We also continued to grow our salesforce, ending the quarter with 486 quota carrying sales representatives, putting us ahead of our June 30th goal of 470, well on track to reach our annual goal.  These highly skilled professionals are focused on introducing our differentiated product solutions to potential clients in our target verticals, further penetrating fast growing sectors across the nation.”

Mr. Goldfield added, “While our growth momentum remains robust, our results were impacted this quarter by a higher than expected number of large medical claims. We were disappointed that these claims were well in excess of our expected claims volatility. We continue to analyze this part of our business and consider options for addressing variability in medical and the predictability of its contribution to Net Service Revenues and profitability.”

Results for the second quarter of 2015 reflect a net increase of 43,390 WSEs since June 30, 2014 representing 17% growth, as TriNet continued to utilize its growing salesforce to increase penetration of targeted customer verticals.  TriNet’s total revenues for the second quarter of 2015 increased 22% from the second quarter of 2014 to $640.0 million, while Net Service Revenues decreased 2% from the second quarter of 2014 to $122.0 million.  Net Service Revenues consisted of professional service revenues of $97.8 million and Net Insurance Service Revenues of $24.2 million.  Net Insurance Service Revenues consisted of insurance service revenues of $542.2 million, less insurance costs of $518.0 million.  Professional service revenues for the second quarter of 2015 increased 19%, and Net Insurance Service Revenues decreased 43%, compared to the second quarter of 2014. TriNet ended the second quarter with 486 Total Sales Representatives, up from 388 at the end of the second quarter of 2014, an increase of 25%.

At June 30, 2015, TriNet had cash and equivalents of $128.4 million and total debt of $509.7 million.

Earnings Conference Call and Audio Webcast

TriNet will host a conference call at 2:00 p.m. PT (5:00 p.m. ET) today to discuss its quarterly results and the outlook for the full 2015 fiscal year. TriNet encourages participants to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. To pre-register, go to: http://dpregister.com/10068732. For those who would like to join the call but have not pre-registered, they can do so by dialing +1 (412) 317-5426 and requesting the “TriNet Conference Call.”  The live webcast of the conference call can be accessed on the Investor Relations section of TriNet’s website at http://investor.trinet.com. A replay of the webcast will be available on this site for approximately one year. A telephonic replay will be available for one week following the conference call at +1 (412) 317-0088 conference ID: 10068732.

About TriNet

TriNet is a leading provider of a comprehensive human resources solution for small to medium-sized businesses, or SMBs. We enhance business productivity by enabling our clients to outsource their human resources, or HR, function to one strategic partner and allowing them to focus on operating and growing their core businesses. Our HR solution includes services such as payroll processing, human capital consulting, employment law compliance and employee benefits, including health insurance, retirement plans and workers compensation insurance. Our services are delivered by our expert team of HR professionals and enabled by our proprietary, cloud-based technology platform, which allows our clients and their employees to efficiently conduct their HR transactions anytime and anywhere. For more information, please visit http://www.trinet.com.

Use of Non-GAAP Financial Measures

Reconciliations of non-GAAP financial measures to TriNet’s financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled “Non-GAAP Financial Measures.”

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, forward-looking statements including, among other things, TriNet’s expectations regarding: the growth of its salesforce and its customer base; its ability to generate returns through its vertical sales strategy and penetration of the SMB market; its ability to forecast future revenues, insurance claims and costs, Net Insurance Service Revenues, Net Service Revenues, professional service revenues, expenses, net income, Adjusted Net Income and Adjusted EBITDA; and its ability to address insurance cost and claims variability in its business model. These statements are not guarantees of future performance, but are based on management’s expectations as of the date hereof and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include: risks associated with the market acceptance of outsourcing the HR function, and the anticipated benefits associated with the use of a bundled HR solution; our ability to continue to expand our direct sales force and the efficacy of our sales and marketing efforts; our ability to gain new clients, and our clients’ ability to grow and gain more employees; our ability to effectively acquire and integrate new businesses; the effects of seasonal trends on our results of operations; the unpredictable nature of our costs and operating expenses, in particular our insurance costs; changes to and our ability to comply with laws and regulations, including both those applicable to the co-employment relationship as well as those applicable to our clients’ businesses and their employees; the implementation of the Patient Protection and Affordable Care Act, as modified by the Health Care and Education Reconciliation Act, and its application to the co-employer relationship; our ability to effectively manage our growth; the effects of increased competition and our ability to compete effectively; and our ability to comply with the restrictions of our credit facility and meet our debt obligations.

Further information on risks that could affect TriNet’s results is included in our filings with the Securities and Exchange Commission, including our most recently filed Quarterly Report on Form 10-Q, which could cause actual results to vary from expectations. Except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements.

Contacts:
Investors:	Media:
Alex Bauer	Jock Breitwieser
TriNet	TriNet
Investorrelations@TriNet.com	Jock.Breitwieser@TriNet.com
(510) 875-7201	(510) 875-7250

TriNet, Ambitions Realized and the TriNet logo are registered trademarks of TriNet.

TriNet Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Professional service revenues	$97,799	$82,260	$194,815	$165,135
Insurance service revenues	542,208	442,746	1,070,770	868,783
Total revenues	640,007	525,006	1,265,585	1,033,918
Costs and operating expenses:
Insurance costs	517,994	400,195	1,001,197	781,352
Cost of providing services (exclusive of depreciation and amortization of intangible assets)	37,672	34,034	74,042	67,677
Sales and marketing	41,119	34,992	78,743	66,829
General and administrative	15,801	12,682	31,265	27,019
Systems development and programming costs	7,633	6,565	14,858	12,459
Amortization of intangible assets	10,608	13,267	21,825	26,816
Depreciation	3,195	3,242	6,629	6,460
Total costs and operating expenses	634,022	504,977	1,228,559	988,612
Operating income	5,985	20,029	37,026	45,306
Other income (expense):
Interest expense and bank fees	(4,764)	(8,860)	(9,968)	(30,712)
Other, net	68	(25)	518	78
Income before provision for income taxes	1,289	11,144	27,576	14,672
Provision for income taxes	2,597	4,923	13,073	6,911
Net income (loss)	$(1,308)	$6,221	$14,503	$7,761
Net income (loss) per share:
Basic	$(0.02)	$0.09	$0.21	$0.13
Diluted	$(0.02)	$0.09	$0.20	$0.12
Weighted average shares:
Basic	70,305,185	69,053,403	70,251,980	42,914,458
Diluted	72,888,817	72,658,822	73,090,962	46,028,300

TriNet Group, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30,	December 31,
	2015	2014
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$128,413	$134,341
Restricted cash	14,550	14,543
Prepaid income taxes	20,431	26,711
Prepaid expenses	14,541	9,336
Deferred loan costs and other current assets	4,148	4,271
Worksite employee related assets	838,239	1,635,136
Total current assets	1,020,322	1,824,338
Workers compensation receivable	37,238	31,905
Restricted cash and investments	82,853	69,447
Property and equipment, net	36,134	32,298
Goodwill	288,857	288,857
Other intangible assets, net	59,893	81,718
Deferred and other long term income taxes	21,715	7,184
Deferred loan costs and other assets	10,033	12,017
Total assets	$1,557,045	$2,347,764
Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$12,354	$12,273
Accrued corporate wages	26,250	29,179
Deferred income taxes	67,777	65,713
Current portion of notes payable and borrowings under capital leases	20,272	20,738
Other current liabilities	10,410	10,303
Worksite employee related liabilities	832,531	1,630,555
Total current liabilities	969,594	1,768,761
Notes payable and borrowings under capital leases, less current portion	489,553	524,412
Workers compensation liabilities	99,125	75,448
Other liabilities	6,715	4,902
Total liabilities	1,564,987	2,373,523
Commitments and contingencies
Stockholders’ deficit:
Preferred stock, $.000025 per share stated value; 20,000,000 shares authorized; no shares issued and outstanding at June 30, 2015 and December 31, 2014	—	—
Common stock, $.000025 per share stated value; 750,000,000 shares authorized; 70,489,820 and 69,811,326 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	476,426	442,682
Accumulated deficit	(483,982)	(468,127)
Accumulated other comprehensive loss	(386)	(314)
Total stockholders’ deficit	(7,942)	(25,759)
Total liabilities and stockholders’ deficit	$1,557,045	$2,347,764

TriNet Group, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$14,503	$7,761
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	28,302	39,070
Deferred income taxes	1,977	2,276
Stock-based compensation	8,803	5,070
Excess tax benefit from equity incentive plan activity	(17,673)	(3,029)
Accretion of workers compensation and leases fair value adjustment	(358)	(695)
Changes in operating assets and liabilities:
Restricted cash and investments	(13,413)	10,520
Prepaid expenses and other current assets	(5,082)	(3,960)
Workers compensation receivables	(5,083)	(14,737)
Other assets	(14,509)	4,871
Accounts payable	(35)	3,405
Prepaid income taxes	23,953	(6,461)
Other current liabilities	(612)	(753)
Other liabilities	25,532	11,745
Worksite employee related assets	796,897	108,158
Worksite employee related liabilities	(798,024)	(109,584)
Net cash provided by operating activities	45,178	53,657
Investing activities
Purchase of debt securities	–	(16,789)
Purchase of property and equipment	(10,349)	(8,709)
Net cash used in investing activities	(10,349)	(25,498)
Financing activities
Proceeds from issuance of common stock	–	218,613
Proceeds from issuance of common stock on exercised options	4,639	631
Proceeds from issuance of common stock for employee stock purchase plan	2,723	–
Excess tax benefit from equity incentive plan activity	17,673	3,029
Repayment of notes payable	(35,187)	(243,025)
Repayments under capital leases	(138)	(188)
Repurchase of common stock	(30,358)	(1,288)
Net cash used in financing activities	(40,648)	(22,228)
Effect of exchange rate changes on cash and cash equivalents	(109)	1
Net increase (decrease) in cash and cash equivalents	(5,928)	5,932
Cash and cash equivalents at beginning of period	134,341	94,356
Cash and cash equivalents at end of period	$128,413	$100,288

Key Operating Metrics

We regularly review certain key operating metrics to evaluate growth trends, measure our performance and make strategic decisions. Our key operating metrics for the periods presented were as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Net Insurance Service Revenues (in thousands)	$24,214	$42,551	$69,573	$87,431
Net Service Revenues (in thousands)	$122,013	$124,811	$264,388	$252,566
Total WSEs	302,375	258,985
Total Sales Representatives	486	388

Non-GAAP Financial Measures

We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and, pro forma Adjusted Net Income per share – diluted to provide an additional view of our operational performance. Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are financial measures that are not prepared in accordance with GAAP. We define Net Insurance Service Revenues as insurance service revenues less insurance costs, which include the premiums we pay to insurance carriers for the health and workers compensation insurance coverage provided to our clients and WSEs and the reimbursements we pay to the insurance carriers for claim payments within our insurance deductible layer. We define Net Service Revenues as the sum of professional service revenues and Net Insurance Service Revenues. We define Adjusted EBITDA as net income (loss), excluding the effects of our income tax provision, interest expense, depreciation, amortization of intangible assets, and stock-based compensation. We define Adjusted Net Income as net income (loss), excluding the effects of stock-based compensation, amortization of intangible assets, non-cash interest expense, debt prepayment premium and, the income tax effect of these pre-tax adjustments at our effective tax rate. For purposes of our non-GAAP financial presentation, as a result of a 2015 increase in New York City tax rates, we have adjusted the effective tax rate to 40.5% for the periods ended June 30, 2015, from 39.5% for the periods ended June 30, 2014. Each of these effective tax rates exclude income tax on non-deductible stock-based compensation and discrete items including the cumulative effect of state law changes. Non-cash interest expense represents amortization and write-off of our debt issuance costs. We define pro forma Adjusted Net Income per share – diluted as Adjusted Net Income per basic share adjusted to reflect our equity structure as if our initial public offering and associated conversion of preferred stock had occurred at the beginning of the period and all option exercises that occurred during the period occurred at the beginning of the period, and then giving effect to all remaining potential shares of common stock issuable upon exercise of options or settlement of restricted stock units, to the extent dilutive.

We believe that the use of Net Insurance Service Revenues provides useful information as it presents a measure of revenues from our provision of insurance services to our clients that eliminates the cost to us of that insurance. We believe that Net Service Revenues provides a useful measure of total revenues for the two main components of our revenues calculated on a consistent basis. We believe that the use of Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted provides additional period-to-period comparisons and analysis of trends in our business, as they exclude certain one-time and non-cash expenses. We believe that Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income, and pro forma Adjusted Net Income per share – diluted are useful for our stockholders and board of directors by helping them to identify trends in our business and understand how our management evaluates our business. We use Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted to monitor and evaluate our operating results and trends on an ongoing basis and internally for operating, budgeting and financial planning purposes, in addition to allocating our resources to enhance the financial performance of our business and evaluating the effectiveness of our business strategies. We also use Net Service Revenues and Adjusted EBITDA in determining the incentive compensation for management.

Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted are not prepared in accordance with, and should not be considered in isolation of, or as an alternative to, measurements required by GAAP. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. As non-GAAP measures, Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In particular:

• Net Insurance Service Revenues and Net Service Revenues are reduced by the insurance costs that we pay to insurance carriers;

• Adjusted EBITDA does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

• Adjusted EBITDA does not reflect the amounts we paid in taxes or other components of our tax provision;

• Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

• Adjusted EBITDA and Adjusted Net Income do not reflect changes in, or cash requirements for, our working capital needs;

• Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted do not reflect the non-cash component of employee compensation;

• Although depreciation and amortization of intangible assets are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements; and

• Other companies in our industry may calculate these measures or similar measures differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, you should consider Net Insurance Service Revenues, Net Service Revenues, Adjusted EBITDA, Adjusted Net Income and pro forma Adjusted Net Income per share – diluted alongside other financial performance measures, including total revenues, net income (loss) and our other financial results presented in accordance with GAAP.

The table below sets forth a reconciliation of GAAP insurance service revenues to Net Insurance Service Revenues:

	Three months ended		Change		Six Months ended		Change
	June 30,		2015 vs. 2014		June 30,		2015 vs. 2014
	2015	2014	$	%	2015	2014	$	%
	(in thousands, except percentages)
Insurance service revenues	$542,208	$442,746	$99,462	22%	$1,070,770	$868,783	$201,987	23%
Less: Insurance costs	517,994	400,195	117,799	29%	1,001,197	781,352	219,845	28%
Net Insurance Service Revenues	$24,214	$42,551	$(18,337)	(43%)	$69,573	$87,431	$(17,858)	(20%)

The table below sets forth a reconciliation of GAAP total revenues to Net Service Revenues:

	Three months ended		Change		Six Months ended		Change
	June 30,		2015 vs. 2014		June 30,		2015 vs. 2014
	2015	2014	$	%	2015	2014	$	%
	(in thousands, except percentages)
Total revenues	$640,007	$525,006	$115,001	22%	$1,265,585	$1,033,918	$231,667	22%
Less: Insurance costs	517,994	400,195	117,799	29%	1,001,197	781,352	219,845	28%
Net Service Revenues	$122,013	$124,811	$(2,798)	(2%)	$264,388	$252,566	$11,822	5%

The table below sets forth a reconciliation of GAAP net income to Adjusted EBITDA:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Net income (loss)	$(1,308)	$6,221	$14,503	$7,761
Provision for income taxes	2,597	4,923	13,073	6,911
Stock-based compensation	4,883	2,923	8,803	5,070
Interest expense and bank fees	4,764	8,860	9,968	30,712
Depreciation	3,195	3,242	6,629	6,460
Amortization of intangible assets	10,608	13,267	21,825	26,816
Adjusted EBITDA	$24,739	$39,436	$74,801	$83,730

The table below sets forth a reconciliation of GAAP net income to Adjusted Net Income:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands)
Net income (loss)	$(1,308)	$6,221	$14,503	$7,761
Effective income tax rate adjustment	2,075	521	1,905	1,116
Stock-based compensation	4,883	2,923	8,803	5,070
Amortization of intangible assets	10,608	13,267	21,825	26,816
Non-cash interest expense	804	1,380	2,021	7,486
Debt prepayment premium	-	-	-	3,800
Income tax impact of pre-tax adjustments	(6,599)	(6,940)	(13,223)	(17,053)
Adjusted Net Income	$10,463	$17,372	$35,834	$34,996

The table below sets forth a reconciliation of GAAP weighted average shares of common stock – basic to pro forma weighted average shares of common stock - diluted and Adjusted Net Income per share – diluted as if the equity structure had been in place at the beginning of the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
	(in thousands, except per share data)
GAAP Weighted average shares of common stock - basic	70,305	69,053	70,252	42,914
Effect of IPO, conversion of preferred stock and exercise of stock options during the period included above	(228)	(87)	(115)	(27,799)
Adjustments as if the equity structure had occurred at the beginning of the periods:
Conversion of preferred stock	-	-	-	38,066
Common stock issued in connection with IPO	-	-	-	15,000
Common stock issued in connection with stock option exercises, net of stock repurchases	413	137	678	778
Dilutive effect of outstanding stock options and restricted stock units	2,164	3,470	2,116	2,567
Pro forma weighted average shares of common stock - diluted	72,654	72,574	72,931	71,527

Adjusted Net Income	$10,463	$17,372	$35,834	$34,996
Pro forma adjusted net income per share - diluted	$0.14	$0.24	$0.49	$0.49